Exhibit 10.3
December 1, 2015

Joseph D’Amico
[address redacted]

Dear Joe:

Reference is made to the letter dated April 27, 2015 offering you temporary employment through November 30, 2015. This letter will confirm our agreement to extend your temporary employment arrangements on the following terms:

Job Position
As of October 26, 2015, your job position of Interim Chief Financial Officer ended. For the remainder of your temporary employment with Apollo, you will assume the job position of Senior Advisor to the Chief Executive Officer. This position will be based in Chicago, Illinois and will report to Gregory Cappelli, Chief Executive Officer.

Monthly Salary and Work Hours
For the remainder of the term of your initial engagement which continues through November 30, 2015, you will continue to work on a full time basis and receive a monthly salary of $80,000, less required tax withholdings, payable on a bi-weekly basis in arrears.

Beginning December 1, 2015, your temporary employment will transition to working part-time, approximately eighty (80) hours a month on average, over the course of the term of the extension period, which is expected to continue through May 31, 2016 (“the Extension Period”). During the extension period, your monthly salary will be $40,000, less required tax withholdings, payable on a bi-weekly basis in arrears, commensurate with your transition to working on a part-time basis.

If the amount of hours you actually work during the Extension Period regularly exceeds the 80 hours per week, on average, that is anticipated, Apollo agrees to provide you with additional reasonable compensation for this additional work, as mutually agreed.

You will not be eligible to participate in the Executive Officer Performance Incentive Plan or any other bonus plan of Apollo or its subsidiaries.

Benefits
As a temporary employee, you will not be eligible to participate in any of Apollo’s employee benefit plans, programs, or arrangements, including, but not limited to, health care plans, 401(k) plan, UShare profit sharing program, deferred compensation plan, Educational Assistance Plan, paid vacation or sick time, or holiday time off.

During the Extension Period, the Company will provide you with a monthly stipend of $1,250.

You will also be eligible to continue to serve as a director of the University of Phoenix, Inc. Board of Trustees and the Western International University

Board of Trustees. The Company shall compensate you for your services to these boards consistent with the amount of compensation paid to other non-employee members of these boards and payable in the same manner as compensation is paid to other non-employee members of these boards. Because you are already being compensated for these board-related services, any hours spent in performing such board-related services for these companies will not be counted in determining whether you have exceeded the anticipated 80-hour per month on average level of work contemplated in your part-time role.

Severance Benefits
Because you are being employed through a temporary employment engagement, the end of this employment is not considered to be an involuntary termination under the Senior Executive Severance Pay Plan (“Severance Plan”), which means that you will not be eligible to receive severance benefits under the Severance Plan or any other arrangement in connection with your employment as Interim CFO or Senior Advisor to the Chief Executive Officer.

In addition to the compensation terms described above, the following terms will also apply during this temporary employment:

Cooperation
Apollo will provide reimbursement for any reasonable expenses actually incurred in providing cooperation to Apollo, including by providing truthful information and testimony as reasonably requested by Apollo, with regard to any claim asserted by or against Apollo or its subsidiaries as to which you have relevant knowledge and, in situations where you are not a named defendant in the claim, Apollo will also provide a reasonable rate of pay per hour for time spent in providing such services.

Indemnification
Apollo agrees to indemnify you to the maximum extent permitted by Section 10-856 of the Arizona Revised Statutes, Article 5 of the University of Phoenix Bylaws, and Section 5.14 of the Apollo Bylaws in regard to your service as Interim CFO and Senior Advisor to the Chief Executive Officer.

As set forth in the Separation Agreement and General Release and Waiver of Claims with Apollo that you executed on September 12, 2013 (the “Separation Agreement”), your rights under Section 13(c) of the Employment Agreement (as defined in the Separation Agreement) remain in force in accordance with their terms.

Nothing in this letter shall restrict in any way your rights or Apollo’s rights, which rights are hereby expressly reserved by each, to terminate employment at any time for any reason, with or without cause, subject to applicable law.

Please note that the terms of this offer do not affect the terms of your outstanding equity awards (other than the RSU award described herein), and such other equity awards shall remain outstanding subject to all of their terms and conditions.

Your employment will be subject to all terms and conditions contained in the current version of the Employee Handbook.

Should you have any questions concerning any part of this offer, please call Fred Newton at (602) 557-1703.

Sincerely,

/s/ Fred Newton
Fred Newton
Chief Human Resources Officer
Apollo Education Group, Inc.

I accept this offer as presented.
/s/ Joseph L. D’Amico	As of 12/1/2015
Joseph D’Amico	Date